UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

PART I

NOTIFICATION

This Form 1-K is to provide an [X] Annual Report OR [  ] Special Financial Report

for the fiscal year ended 12/31/2025

INTELITHRIVE INC.
Exact name of issuer as specified in the issuer’s charter

Wyoming	87-2595116
Jurisdiction of incorporation/organization	I.R.S. Employer Identification Number

7306 Skyview Ave.

New Port Richey, FL 34653

Address of principal executive offices

727-656-7967

Telephone number

Common Stock

Title of each class of securities issued pursuant to Regulation A

Common Stock, par value $0.001

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K unless such information has been previously reported in a manner permissible under Rule 257. If such information has been previously reported, check this box [  ] and leave the rest of Part I blank.

Not applicable

Item 1. Business

Intelithrive, Inc. formerly known as PGD Eco Solutionwas incorporated to develop and build a prototype lithium-ion battery pack assembly for residential and small business commercial applications certified to industry standards. During June 2025, the Company discontinued its lithium ion power pack assembly sales and pivoted to becoming a next-generation incubator focused on artificial intelligence, software-as-a-service and digital innovation.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents managements analysis of the financial condition of Intelithrive, Inc. (Intelithrive) as of December 31, 2025.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our financial statements.

Revenue Recognition Policy

Intelithrive recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Stock-Based Compensation

Intelithrive records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, prepaid expenses and accounts payable at June 30, 2025 approximate fair value due to their short term and liquid nature.

 Results of Operations

For the Years Ended December 31, 2025 and 2024

Operating Expenses

Operating expenses were $123,355 during the year ended December 31, 2025, consisting of $38,100 in research and development expenses and $85,255 in general and administrative expenses. Operating expenses totaled $39,261 during the year ended December 31, 2024, all consisting of general and administrative expenses.

Other Income and Expenses

We had $0 and $2,063 in other expenses during the years ended December 21, 2025 and 2024, respectively. During the year ended December 31, 2024, we recognized $2,063 in interest expense.

Net Loss from Continuing Operations

As a result of the above, we recognized net losses from continuing operations of $123,355 and $41,324 for the years ended December 31, 2025 and 2024, respectively.

We anticipate losses from operations will increase during the next twelve months due to the anticipated increased payroll expenses as we add necessary staff and increases in legal and accounting expenses associated with maintaining a reporting company. We expect that we will continue to have net losses from operations for several years until revenues from operations become sufficient to offset operating expenses.

Net Income from Discontinued Operations

Net income from discontinued operations related to the lithium ion power pack assembly sales business totaled $727 for the year ended December 31, 2025 and consisted of revenues of $49,190 and cost of sales of $48,463. Net income from discontinued operations totaled $3,549 for the year ended December 31, 2024 and consisted of revenues of $59,396, cost of sales of $41,630 and operating expenses of $14,217.

Net Loss

As a result of the above, we recognized net losses of $122,628 and $37,775 for the years ended December 31, 2025 and 2024, respectively.

Liquidity and Capital Resources of the Company

Current Assets

Total assets were all current and totaled $7,890 and $45,161 as of December 31, 2025 and 2024, respectively. Current assets were comprised of $390 in cash and $7,500 in prepaid assets as of December 31, 2025. Current assets were comprised of $6,441 in cash and $38,720 in prepaid assets as of December 31, 2024.

Current Liabilities

Total liabilities as of December 31, 2025 and 2024 totaled $22,537 and $180, respectively, all current accounts payable.

At December 31, 2025 we had a working capital deficit of $14,647, compared to working capital of $44,981 at December 31, 2024.

Net Cash Used in Operating Activities

During the year ended December 31, 2025, our operating activities used net cash of $69,051, compared to $58,551 during the year ended December 31, 2024. Uses of cash during the year ended December 31, 2025 are mainly due to the $122,628 net loss, partially offset by a decrease of $31,220 in prepaid assets a $22,357 increase in accounts payable.

Uses of cash during the year ended December 31, 2024 are mainly due to the $37,775 net loss as well as a $23,686 decrease in accounts payable, partially offset by a decrease of $2,910 in prepaid assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $63,000 and $63,000 during the years ended December 31, 2025 and 2024, respectively, all from the sales of common stock for cash.

Going Concern

At December 31, 2025, we had a $391,347 accumulated deficit since inception and $69,051 in net cash used in operations for the year ended December 31, 2025. Our current liquidity resources are not sufficient to fund anticipated level of operations for at least the next 12 months from the date these financial statements were issued. As a result, there is substantial doubt regarding the Company’ ability to continue as a going concern.

Our ability to continue operations depends on our ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish its strategic objectives. We expect that we will continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for our operations will depend on many factors, including the ability to generate revenues and our ability to obtain capital.

There is no assurance that we will be successful in any capital-raising efforts that it may undertake to fund operations and implement our business plan in the future.

Intelithrive is seeking to raise up to $1,000,000 through a private placement of its common stock to finance future sales. The continuation of Intelithrive as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Intelithrive is not successful, it may be forced to raise additional debt or equity financing.

The foregoing goals will increase expenses and lead to possible net losses. There is no assurance that we will ever be profitable or that debt or equity financing will be available to us. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern. There is no assurance we will be successful in any of these goals.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements of any kind for the years ended December 31, 2025 and 2024.

MANAGEMENT
Name	Position	Age	Start Date
Paul Ogorek	CEO	38	August 2021
Samuel Becherer	DIRECTOR	36	January 2022

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

 The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2024 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers or 5% or more	Amount	Percent
Newton Companies LLC	5,880,000	57.4%
Samuel Becherer	20,000	0.2%
Paul Ogorek	80,000	0.8%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended December 31, 2025, Intelithrive paid a total of $0 of wages to management.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

M N VIJAYKUMAR
Chartered Accountant

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Intelithrive, Inc

7306 Skyview Ave.

New Port Richey, FL 34653

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Intelithrive, Inc. (Formerly known as PGD ECO Solutions, Inc) (the “Company”) as of December 31, 2025 and December 31,2024 and the related statements of Operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended December 31, 2025 and for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and December 31,2024 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the entity's ability to continue as a going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the

U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

No.37, 1st Main, Vinayaka Layout, 3rd Stage, Vijayanagar, Bengaluru- 560040

Mobile: 9980949630, Email: vijaykumarmn17@gmail.com

M N VIJAYKUMAR
Chartered Accountant

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements.

We determined that there are no critical audit matters to communicate.

/s/ M N Vijay Kumar

M N Vijay Kumar

We have served as the Company’s auditor since 2024
Bengaluru, India

Date – 21st April 2026

No.37, 1st Main, Vinayaka Layout, 3rd Stage, Vijayanagar, Bengaluru- 560040

Mobile: 9980949630, Email: vijaykumarmn17@gmail.com

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

BALANCE SHEETS

	December 31,
	2025	2024
ASSETS

Current Assets:
Cash	$390	$6,441
Prepaid assets	7,500	38,720
Total Current Assets	7,890	45,161
Total Assets	7,890	45,161

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	22,537	180
Total Current Liabilities	22,537	180

Total Liabilities	22,537	180

Stockholders' Equity (Deficit):
Preferred Stock Series A; $0.001 par value, 100,000,000 shares authorized and 10,000,000 and 10,000,000 shares issued and outstanding, respectively	10,000	10,000
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 10,240,000 and 10,223,500 shares issued and outstanding, respectively	10,240	10,223
Additional paid-in capital	356,450	293,477
Accumulated deficit	(391,347)	(268,719)
Total Stockholders' Equity (deficit)	(14,647)	44,981

Total Liabilities and Stockholders' Equity (Deficit)	$7,890	$45,161

See Independent Auditor’s Report and Notes to the Financial Statements

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024

REVENUES	$—	$—

OPERATING EXPENSES
Research and development	38,100	—
General and administrative	85,255	39,261
Total Operating Expenses	123,355	39,261

Loss From Operations	(123,355)	(39,261)

OTHER EXPENSES
Interest expense	—	(2,063)
Total Other Expenses	—	(2,063)
Net loss from continuing operations	(123,355)	(41,324)
Income from discontinued operations	727	3,549
NET LOSS	$(122,628)	$(37,775)
Basic income (loss) per common share:
Continuing operations	$(0.01)	$(0.00)
Discontinued operations	$0.00	$0.00
Basic net loss per common share	$(0.01)	$(0.00)
Basic weighted average common shares outstanding	10,227,290	10,177,110
Fully diluted income (loss) per common share:
Continuing operations	$(0.01)	$(0.00)
Discontinued operations	$0.00	$0.00
Fully diluted net loss per common share	$(0.01)	$(0.00)
Fully diluted weighted average common shares outstanding	10,227,290	10,177,110

See Independent Auditor’s Report and Notes to the Financial Statements

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balance, December 31, 2024	10,000,000	$10,000	10,223,500	$10,223	$293,477	$(268,719)	$44,981

Common stock cancelled and returned to treasury	—	—	(15,000)	(15)	15	—	—

Common stock issued for cash	—	—	31,500	32	62,968	—	63,000

Net loss for the year ended December 31, 2025	—	—	—	—	—	(122,628)	(122,628)
Balance, December 31, 2025	10,000,000	$10,000	10,240,000	$10,240	$356,460	$(391,347)	$(14,647)

	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, December 31, 2023	10,000,000	$10,000	10,160,500	$10,160	$230,540	$(230,944)	$19,756

Common stock issued for cash	—	—	63,000	63	62,937	—	63,000

Net loss for the year ended December 31, 2024	—	—	—	—	—	(37,775)	(37,775)

Balance, December 31, 2024	10,000,000	$10,000	10,223,500	$10,223	$293,477	$(268,719)	$44,981

See Independent Auditor’s Report and Notes to the Financial Statements

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024
Cash Flows From Operating Activities:
Net loss	$(122,628)	$(37,775)
Changes in operating assets and liabilities:
Decrease in prepaid assets	31,220	2,910
Increase (decrease) in accounts payable	22,357	(23,686)
Net cash used in operating activities	(69,051)	(58,551)

Cash Flows From Financing Activities:
Common stock issued for cash	63,000	63,000
Net cash provided by financing activities	63,000	63,000

Net change in cash	(6,051)	4,449
Cash, beginning of period	6,441	1,992
Cash, end of period	$390	$6,441

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$2,063
Cash paid for taxes	$—	$—

See Independent Auditor’s Report and Notes to the Financial Statements

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Intelithrive, Inc. (Formerly PGD Eco Solutions, Inc.) (“Intelithrive”, or the “Company”). Intelithrive was incorporated on August 31, 2021, under the laws of the State of Wyoming.

Intelithrive was incorporated to develop and build a prototype lithium-ion battery pack assembly for residential and small business commercial applications certified to industry standards. During June 2025, the Company discontinued its lithium ion power pack assembly sales and pivoted to becoming a next-generation incubator focused on artificial intelligence, software-as-a-service and digital innovation.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules of the Securities and Exchange Commission. Intelithrive has elected a calendar year-end.

Cash Equivalents

Intelithrive considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Software Development Costs

In accordance with ASC 350-40, Internal Use Software, Intelithrive capitalizes certain software development costs associated with creating and enhancing internally developed software related to its platforms. Software development activities generally consist of three stages (i) the research and planning stage, (ii) the application and development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation stages of software development, or other maintenance and development expenses that do not meet the qualification for capitalization are expensed as incurred. Costs incurred in the application and infrastructure development stage, including significant enhancements and upgrades, are capitalized. Capitalized costs include personnel and related employee benefits expenses for employees or consultants who are directly associated with and who devote time to software projects, and external direct costs of materials obtained in developing the software. Software development costs, when placed in service, are amortized on a straight-line basis over the estimated useful life upon initial release of the software or additional features.

Research and Development

In accordance with ASC 730, Research and Development, research and development (R&D) costs are expensed as incurred. R&D costs consist of external contract services used in our software development efforts. During 2025 the Company recognized R&D expenses totaling $38,100 related to software development efforts for a health and wellness applications. The project was abandoned due to lack of market acceptance and therefore, economic feasibility. For the years ended December 31, 2025 and 2024, the company incurred R&D expenses totaling $38,100 and $0, respectively

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Long Lived Assets

Periodically Fast Casual assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. Fast Casual recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during the years ended December 31, 2025 and 2024.

Concentration of Credit Risk

The Company had one major customer that accounted for 100% and 96% of all revenue from discontinued operations for the years ended December 31, 2025 and 2024, respectively. The Company ceased the operations that were generating sales from this customer during the year ended December 31, 2025 and has no further relationship with this customer.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition Policy

Intelithrive recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Stock-Based Compensation

Intelithrive records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, prepaid expenses and accounts payable at December 31, 2025 approximate fair value due to their short term and liquid nature.

Income Taxes

Intelithrive records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. Intelithrive considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

New Accounting Pronouncements

Intelithrive has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Basic and Diluted Loss Per Share

Intelithrive presents basic earnings per share (EPS) on the face of the statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic net loss per share is as follows:

	For the Year Ended December 31,
	2025	2024
Basic Loss Per Share:
Numerator:
Loss from continuing operations	$(123,355)	$(41,324)
Income from discontinued operations	$727	$3,549
Net loss	$(102,628)	$(37,775)
Denominator:
Basic and diluted weighted-average common shares outstanding	10,227,290	10,177,110

Basic and diluted net loss per common share from continuing operations	$(0.01)	$(0.00)
Basic and diluted income per common share from discontinued operations	$0.00	$0.00
Basic and diluted net loss per common share	$(0.01)	$(0.00)

NOTE 2 - RELATED PARTY TRANSACTIONS

During February 2022, the Company entered into a lease for the use of space at the personal residence of the Company’s CEO. The lease began February 1, 2022, had a term of twenty-four months and monthly rent of $200. The Company elected to extend the lease for 2025. Rent expense was $2,400 and $2,400 for the years ended December 31, 2025 and 2024, respectively. The Company had prepaid rent of $0 and $2,400 at December 31, 2025 and 2024, respectively.

NOTE 3 - STOCKHOLDERS’ EQUITY

Common Stock

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

On January 31, 2025, the Company effectuated a 10:1 reverse split of its outstanding common stock. All references to common stock have been adjusted retrospectively to reflect this reverse stock split.

During April 2025, the Company received and retired 15,000 shares of its common stock previously issued for services.

During June 2025, the Company issued a total of 25,000 shares of common stock for cash of $50,000, or $2.00 per share. Amounts received in excess of $0.001 per share par value have been recorded as additional paid-in capital.

During November 2025, the Company issued a total of 2,500 shares of common stock for cash of $5,000, or $2.00 per share. Amounts received in excess of $0.001 per share par value have been recorded as additional paid-in capital.

During December 2025, the Company issued a total of 4,000 shares of common stock for cash of $8,000, or $2.00 per share. Amounts received in excess of $0.001 per share par value have been recorded as additional paid-in capital.

NOTE 4 - GOING CONCERN

Intelithrive's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Intelithrive has recently accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about Company’s ability to continue as a going concern are as follows:

Intelithrive is seeking to raise up to $1,000,000 through a private placement of its common stock to finance future sales. The continuation of Intelithrive as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Intelithrive is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that Intelithrive will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Intelithrive to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 - DISCONTINUED OPERATIONS

During June 2025, the Company discontinued its lithium ion power pack assembly sales and pivoted to becoming a next-generation incubator focused on artificial intelligence, software-as-a-service and digital innovation.

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The operating results of the Company’s discontinued operations for the years ended December 31, 2025 and 2024 are as follows:

	For the Years Ended December 31,
	2025	2024

REVENUES
Power pack assembly sales	$49,190	$59,396
Total revenues	49,190	59,396
COSTS OF SALES
Power pack assembly sales	(48,463)	(41,630)
Total cost of sales	(48,463)	(41,630)
GROSS MARGIN	727	17,766
OPERATING EXPENSES
Selling expenses	—	14,117
Total Operating Expenses	—	14,117
Income From Operations	727	3,549
NET INCOME	727	$3,549

NOTE 6 - INCOME TAXES

Intelithrive files income tax returns in the U.S. federal jurisdiction. Intelithrive’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components:
	For the Years Ended December 31,
	2025	2024
Deferred tax assets:
Net operating loss carry forward	$82,183	$56,431
Valuation allowance	(82,183)	(56,431)
Net deferred tax asset	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income for the year ended December 31, 2025 and 2024 due to the following:

INTELITHRIVE, INC.

(FORMERLY PGD ECO SOLUTIONS, INC.)

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

	For the Years Ended December 31,
	2025	2024
Pre-tax book income (loss)	$(25,752)	$(7,932)
Valuation allowance	25,752	7,932
Federal Income Tax	$—	$—

The Company had net operating losses of approximately $308,575 that can be used indefinitely. Due to the change in ownership in 2023, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years ended December 31, 2025, 2024, 2023, 2022 and the period from August 31, 2021 through December 31, 2021 are subject to examination.

Supplemental income tax disclosures for the year ended December 31, 2025 follow:

Income taxes paid:
Federal	$—
State	—
Foreign	—
Total income taxes paid	$—

Income from continuing operations before income taxes:
Domestic	$—
Foreign	—
$—
Income tax expense from continuing operations:
Federal	$—
State	—
Foreign	—
$—

A reconciliation of income tax expense to the income tax expense computed at the statutory rate follows:

	Amount	%
Federal income tax expense (benefit)- at the statutory rate of 21%	$(25,752)	(21)%
Adjustments:
Other nontaxable and nondeductible items	—	-%
Total income tax benefit	$(25,752)	(21)%

NOTE 7 - SUBSEQUENT EVENTS

Intelithrive reviewed subsequent events through April 21, 2026, the date the financial statements were available to be issued.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 21, 2026.

INTELITHRIVE INC.

By:	/s/ Paul Ogorek
	Name:	Paul Ogorek
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities on April 21, 2026.

INTELITHRIVE INC.

By:	/s/ Paul Ogorek
	Name:	Paul Ogorek
	Title:	Chief Executive Officer and Director